Media Contact: Tom Rodak Director, Corporate Marketing 765-771-5555 tom.rodak@wabashnational.com	Investor Relations: Jeff Taylor VP, Finance & Investor Relations 765-771-5438 jeff.taylor@wabashnational.com

Wabash National® Announces Agreement to Acquire Certain Assets of Beall Corporation

 Expands tank trailer portfolio and geographic footprint

LAFAYETTE, Ind. – Jan 25, 2013 – Wabash National Corporation (NYSE: WNC) today announced that it has entered into a definitive agreement to acquire certain assets of the tank and trailer business of Beall Corporation, a Portland, Oregon-based manufacturer of aluminum tank trailers and related equipment, for approximately $15 million in cash. The acquisition is expected to close during the first quarter of 2013.

“This acquisition represents the latest step in our ongoing initiative to diversify outside of our core Commercial Trailer Products business. Additionally, these assets and the Beall brand name strategically complement our Walker Group business through product portfolio expansion and geographic growth in the West,” said Wabash National President and Chief Executive Officer, Dick Giromini. “Beall has a long-standing reputation for industry-leading product designs and quality. We’re excited about strengthening our tank trailer offering with another premier brand as we continue to identify opportunities to further grow and enhance shareholder value.”

Commenting on the transaction, President of the Walker Group, Doug Chapple said, “Established in 1905, the Beall brand further enhances our industry-leading liquid tank product lines which include Walker Transport and Brenner Tank. The addition of Beall’s 406 Petroleum tank trailer and Dry Bulk product line will open up new markets providing the broadest product portfolio in the tank industry and with the addition of production capabilities in Portland, Oregon, creates a truly nationwide footprint.”

Beall Corporation began Chapter 11 reorganization proceedings in September of 2012, followed by a bankruptcy-court approved auction of its assets in December. Wabash National was the winning bidder for certain assets of Beall’s tank and trailer business, including its Portland, Oregon manufacturing facility, as well as equipment, inventory, certain product designs, intellectual property and other related assets. The closing of the transaction is subject to the Bankruptcy Court for the District of Oregon entering a final order approving the acquisition by Wabash National pursuant to and in accordance with the definitive agreement.

The Company will provide additional information and discuss this transaction during its Fourth Quarter and Year-end earnings release conference call scheduled for Wednesday, February 6, 2013, at 10:00 a.m. EST. The phone number to access the conference call is 888-771-4371, participant code 34129820. A live audio webcast of the call will be available through the company’s website at www.wabashnational.com.

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National Corporation (NYSE: WNC) is a diversified industrial manufacturer and North America’s leading producer of semi trailers and liquid transportation systems. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, platform trailers, intermodal equipment, liquid tank trailers, frac tanks, engineered products, and composite products. Wabash National operates three wholly-owned subsidiaries: Transcraft Corporation, Walker Group Holdings LLC and Wabash National Trailer Centers, Inc. Its innovative products are sold under the following brand names: Wabash National®, Transcraft®, Benson®, DuraPlate®, ArcticLite®, Walker® Transport, Walker® Stainless Equipment, Walker® Defense Group, Walker® Barrier Systems, Walker® Engineered Products, Brenner® Tank, GarsiteTM, Progress TankTM, TST®, Bulk Tank InternationalTM and Extract Technology®. To learn more, visit www.wabashnational.com.

About Beall Corporation

Beall Corporation is headquartered in Portland, Oregon. The company operates five factories and eleven sales branches across the United States. Beall products include aluminum and stainless steel tanks, pneumatics, bottom dumps, end dumps, and dump bodies. In addition to manufacturing trailers, Beall Corporation also features a full line of aftermarket heavy-duty parts and service.

Safe Harbor Statement

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 about the Company’s proposed acquisition of certain assets of Beall Corporation and the timing of the anticipated transaction. Forward-looking statements convey the Company’s current beliefs, expectations or forecasts of future events but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or actions to differ materially from what is expressed or implied by these statements. All statements contained in this press release other than statements of historical fact are forward-looking statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, the satisfaction of conditions to closing the transaction, the ability to successfully integrate the former Beall operations and programs with the Company’s and the time and resources required to do so, the uncertainties inherent in commercial, manufacturing and production activities, decisions by regulatory authorities regarding whether and when to approve the transaction or any applications, competitive developments, conditions in each of the companies industries. Readers should review and consider the various disclosures made by the Company in this press release, in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q and the risk factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission.

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